Exhibit 10.25

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED

BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF

PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS

DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated as of May 1, 2017 (the “Effective Date”), is entered into between VIRACTA THERAPEUTICS, INC., a Delaware corporation (“Viracta”), and NANTKWEST, INC., a Delaware corporation (“NantKwest”).

WHEREAS, Viracta owns or controls rights in and to its proprietary histone deacetylase inhibitor drug candidate VRx-3996, as well as patent filings for use of HDAC inhibitors in combination with immunotherapies.

WHEREAS, NantKwest and its Affiliates are developing natural killer cell therapies to treat human diseases, including NantKwest’s proprietary NK-92 cell line.

WHEREAS, NantKwest desires to obtain an exclusive worldwide license to develop and commercialize VRx-3996 for use in combination with such natural killer cell therapies of NantKwest and its Affiliates in the Combination Therapy Field (as defined below).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:

1. DEFINITIONS

1.1 “Additional Therapies” shall mean one or more of the following approved or investigational therapies: radiation therapy, chemotherapies, cytokines, vaccines, antibodies and/or other pharmaceutical or biological agents.

1.2 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever. For the avoidance of doubt, and notwithstanding anything herein to the contrary, NantKwest shall never be deemed an Affiliate of Viracta under this Agreement.

1.3 “Background IP” shall mean any data, ideas, suggestions, discoveries, applications, uses, inventions, technology, know-how, trade secrets and other intellectual property owned or controlled by a party prior to the Effective Date or developed by such party outside the scope of this Agreement.

1.4 “Combination Therapy Field” shall mean the treatment of human patients with sequential or concurrent administration of (a) Compound and (b) (i) NK Cell Therapy or (ii) one or more Additional Therapies in combination with NK Cell Therapy.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.5 “Commercially Reasonable Efforts” shall mean those efforts and resources commensurate with those efforts commonly used in the pharmaceutical or biotechnology industry by a company of comparable size in connection with the development or commercialization of pharmaceutical or biotechnology products that are of similar status, taking into account the proprietary position of the product (including intellectual property scope, subject matter and coverage), safety and efficacy, product profile, competitiveness of the marketplace, the regulatory status and approval process, anticipated or approved labeling, present and future market potential, the probable profitability of the applicable product (including pricing and reimbursement status achieved or likely to be achieved) and other relevant factors such as technical, legal, scientific or medical factors.

1.6 “Compound” shall mean Viracta’s proprietary histone deacetylase inhibitor drug candidate VRx-3996.

1.7 “Confidential Information” shall mean, with respect to a party (“Discloser”), all information of any kind whatsoever, and all tangible and intangible embodiments thereof of any kind whatsoever, which is disclosed by such party to the other party (“Recipient”). Notwithstanding the foregoing, Confidential Information of a party shall not include information which Recipient can establish by written documentation (a) to have been publicly known prior to disclosure of such information by Discloser to Recipient, (b) to have become publicly known, without fault on the part of Recipient, subsequent to disclosure of such information by Discloser to Recipient, (c) to have been received by Recipient at any time from a source, other than Discloser, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by Recipient prior to disclosure of such information by Discloser to Recipient or (e) to have been independently developed by employees or agents of Recipient without access to or use of such information disclosed by Discloser to Recipient.

1.8 “Cost of Goods Sold” shall mean the fully-burdened manufacturing cost of the Compound (including packaged for shipment), which shall be in accordance with pharmaceutical industry standards and practice, in conformity with US GAAP and expressed on a per unit manufactured basis. Cost of Goods Sold shall include, and be limited to, the actual cost of materials (including the actual cost of transporting the materials from Third Party suppliers), reasonable and fairly allocated direct labor and benefits, and reasonable and fairly allocated manufacturing overhead, all determined and calculated in good faith and whenever possible on identification of specific costs as identifiable within Viracta’s books and records.

1.9 “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.10 “FD&C Act” shall mean the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended, and the rules and regulations promulgated thereunder.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.11 “First Commercial Sale” shall mean, with respect to the Product in any country, the first sale for end use or consumption by the general public of the Product in such country after marketing approval for the Product has been granted in such country. First Commercial Sale excludes any sale or other distribution of the Product for use in a clinical trial or other development activity, promotional use (including samples) prior to marketing approval or for compassionate use or on a named patient basis.

1.12 “IND” shall mean an Investigational New Drug Application, as defined in the FD&C Act, that is required to be filed with the FDA before beginning clinical testing of a Product in human subjects, or an equivalent foreign filing.

1.13 “Licensed IP Rights” shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How Rights.

1.14 “Licensed Know-How Rights” shall mean all trade secret, know-how and other intellectual property rights (other than Licensed Patent Rights) in all information and data that is not generally known (including, but not limited to, information and data regarding formulae, procedures, protocols, techniques, pharmacological, toxicological and clinical data and results and other results of experimentation and testing), which is necessary or useful for NantKwest and its Affiliates and sublicensee to make, use, develop, sell, seek regulatory approval to market or otherwise exploit the Product, including without limitation the information and data described on Exhibit A attached hereto.

1.15 “Licensed Patent Rights” shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country within the Territory which claim any discovery or inventions relating to the Product, or the process of manufacture or use thereof, including without limitation those listed on Exhibit B attached hereto; (b) all patents that have issued or in the future issue from such patent applications, including utility, model and design patents and certificates of invention, including without limitation those listed on Exhibit B attached hereto; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patent applications and patents.

1.16 “Major Market Country” shall mean the United States of America, any country within the European Union as of the Effective Date (including without limitation the United Kingdom, even if not part of the European Union at any point in time after the Effective Date), Japan or China.

1.17 “NDA” shall mean a new drug application or product license application or its equivalent filed with and accepted by the FDA after completion of human clinical trials to obtain marketing approval for any Product, or any comparable application filed with and accepted by the Regulatory Authority of a country other than the United States.

1.18 “Net Sales” shall mean, with respect to any Product, the invoiced sales price of such Product billed by NantKwest, its Affiliates and sublicensees to independent Third Party customers, less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, out-dated, rejected or returned Product; (b) actual freight and insurance costs incurred in

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

transporting such Product to such customers; (c) cash, quantity and trade discounts and other price reductions; (d) sales, use, value-added and other direct taxes incurred; and (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product. Product provided without charge in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, indigent programs or for use as samples will be excluded from the computation of Net Sales.

1.19 “NK Cell Therapy” shall mean natural killer cell therapies to treat human diseases owned or controlled by NantKwest or its Affiliates, including NantKwest’s proprietary NK-92 cell line and its derivatives and any human allogeneic, autologous, stem cell and human tissue derived natural killer cell therapies.

1.20 “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.21 “Product” shall mean a therapeutic product utilizing the Compound in the Combination Therapy Field.

1.22 “Product Data or Filing” shall mean (i) any clinical protocol, study, clinical data or result used in or resulting from any clinical trial of Compound or Product or (ii) any IND, Regulatory Approval Application, Regulatory Approval or other regulatory filing regarding Compound or Product.

1.23 “Regulatory Approval” shall mean any technical, medical and scientific license, registration, authorization or approval (including, without limitation, any approval of an NDA, supplement or amendment, pre- and post- approval, pricing approval, or labeling approval) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of a Product in a regulatory jurisdiction.

1.24 “Regulatory Approval Application” shall mean an application submitted to the appropriate Regulatory Authority seeking Regulatory Approval of a Product for use in one or more therapeutic indications in a regulatory jurisdiction within the Territory.

1.25 “Regulatory Authority” shall mean any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country of the world involved in the granting of Regulatory Approval for the Product.

1.26 “Right of Reference” shall mean a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) and any comparable right existing under the laws or regulations of any foreign country.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.27 “Royalty Term” shall mean, with respect to each Product in each country, (a) if the manufacture, use or sale of such Product in such country was at the time of the First Commercial Sale in such country covered by a Valid Claim, the term for which such Valid Claim remains in effect and would, if in an issued patent, be infringed but for the license granted by this Agreement, or (b) otherwise, ten (10) years from the date of the First Commercial Sale of such Product in such country. For the abundance of clarity, if a Product is covered by a Valid Claim that was not in existence as of the Effective Date but comes into existence thereafter, the Royalty Term for such Product shall continue for the entire duration of such Valid Claim that comes into existence after the Effective Date.

1.28 “Supply Failure” shall mean any of the following events: (i) Viracta fails to timely deliver to NantKwest [***] , or (ii) Viracta makes any delivery of the Compound ordered by NantKwest more than [***] days later than the required delivery date set forth in any NantKwest’s purchase order accepted by Viracta.

1.29 “Territory” shall mean the entire world.

1.30 “Third Party” shall mean any Person other than Viracta, NantKwest and their respective Affiliates.

1.31 “Valid Claim” shall mean either (a) a claim of an issued and unexpired patent within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a claim of a pending patent application within the Licensed Patent Rights, provided that if such claim shall not have issued within seven (7) years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until such claim issues.

2. PRODUCT DEVELOPMENT AND COMMERCIALIZATION

2.1 Research and Development Efforts. NantKwest shall use Commercially Reasonable Efforts to research, develop and commercialize such Products as NantKwest determines are commercially feasible in the Territory. The efforts of NantKwest’s Affiliates and sublicensees shall be treated as the efforts of NantKwest when evaluating NantKwest’s compliance with the foregoing diligence obligations. Without limiting the generality of the foregoing, NantKwest will be responsible for conducting all necessary studies, including safety studies and clinical trials that are necessary in connection with seeking Regulatory Approvals to market the Product in the Territory, at NantKwest’s own cost and discretion; provided, however, that NantKwest shall not, and shall ensure that its Affiliates and sublicensees do not

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

conduct any human clinical trial of the Compound or the Product other than pursuant to clinical trial protocol(s) in accordance with applicable law. NantKwest shall submit each draft protocol for a human clinical trial of the Compound or the Product to Viracta for its review, and Viracta shall have [***] business days to review the draft protocol and submit its comments to NantKwest. NantKwest shall reasonably consider such comments submitted by Viracta.

2.2 Data Sharing and Technology Transfer.

2.2.1 Each party shall promptly disclose to and share with, or cause to be disclosed to and shared with, the other party, at no cost to the recipient party (other than out-of-pocket costs incurred in connection with copying and transferring non-electronic data and information), all Product Data or Filings and any other data generated by or on behalf of such party, its Affiliates and sublicensees or licensees (as the case may be) in connection with the development of the Product. Each party and its Affiliates and sublicensees or licensees, as the case may be, shall have the right to use, without additional payment, any and all such Product Data or Filings or other clinical data provided to support any regulatory filings (i) for the Products, in the case of NantKwest and its Affiliates and sublicensees or (ii) for the Compound outside the Combination Therapy Field, in the case of Viracta and its Affiliates and licensees.

2.2.2 Viracta hereby grants to NantKwest and its Affiliates a Right of Reference, for regulatory filings for the Product, to any Product Data or Filing to be provided or disclosed by Viracta or its Affiliate or licensee pursuant to Section 2.2.1. NantKwest may sublicense the Right of Reference set forth in this Section 2.2.2 to its sublicensees of the Product.

2.2.3 NantKwest hereby grants to Viracta and its Affiliates a Right of Reference, for regulatory filings outside the Combination Therapy Field to any Product Data or Filing to be provided or disclosed by NantKwest or its Affiliate or sublicensee pursuant to Section 2.2.1. Viracta may sublicense the Right of Reference set forth in this Section 2.2.3 to its licensees of the Compound outside the Combination Therapy Field.

2.2.4 Viracta will conduct a technology transfer of all data, know-how (including Licensed Know-How Rights) and other intellectual property relevant to the Compound, and will cooperate with NantKwest’s reasonable requests for assistance throughout the term of this Agreement to enable NantKwest to fulfill its rights and obligations under this Agreement.

2.3 Regulatory Approvals and Regulatory Reporting. NantKwest will be responsible for the preparation and filing of the Regulatory Approvals for the Product with the applicable Regulatory Authorities in the Territory. NantKwest shall prepare and file the Regulatory Approval Applications for the Product with the Regulatory Authorities in its name and at its cost. NantKwest shall file, in its own name and at its own expense, all other applications for any approvals required for any clinical study or other study or action necessary or desirable to obtain such Regulatory Approval. NantKwest shall have the sole

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

responsibility for communicating with any Regulatory Authority regarding any Regulatory Approval Application or any Regulatory Approval for the Product once granted or any such other applications. Viracta shall have the sole right, in its sole discretion, to file and maintain, in its own name, the Regulatory Approval Applications and Regulatory Approvals for the Compound outside the Combination Therapy Field. NantKwest shall be responsible for filing, at its own expense, all reports required to be filed in order to maintain any Regulatory Approvals granted for the Product.

2.4 Pharmacovigilance and Product Labeling.

2.4.1 Pharmacovigilance Agreement. The parties agree to confer promptly after the Effective Date to establish a detailed pharmacovigilance agreement containing reasonable and customary terms that are mutually acceptable, outlining the responsibilities of each party in connection with the collection and reporting of adverse experiences and Product labeling which will be consistent with and which will supersede this Section 2.4.

2.4.2 Pharmacovigilance.

(a) NantKwest shall be solely responsible for all of the following in connection with the Product: adverse experience reports; literature review and associated reports; adverse experience follow up reports; preparation and submission of all safety reports to the Regulatory Authorities as required; maintaining information regarding Compound and Products for inclusion in the global safety database; all interactions with relevant Regulatory Authorities and investigators; periodic submissions; risk management; safety monitoring, signal detection and safety measures (e.g., clinical holds, restriction on distribution).

(b) Viracta shall be solely responsible for all of the following in connection with the Compound outside of the Combination Therapy Field: adverse experience reports; literature review and associated reports; adverse experience follow up reports; preparation and submission of all safety reports to the Regulatory Authorities as required; maintenance of the global safety database; all interactions with relevant Regulatory Authorities and investigators; periodic submissions; risk management; safety monitoring, signal detection and safety measures (e.g., clinical holds, restriction on distribution).

2.4.3 Product Labeling. NantKwest shall be solely responsible for the administrative aspects of preparing, updating and maintaining product labeling in connection with commercialization of the Product. Such labeling may include but is not limited to text and graphical contents of printed labels and labeling components, including but not necessarily limited to healthcare professional leaflets or inserts, patient leaflets or inserts, and cartons.

2.5 Records. NantKwest shall maintain records, in reasonably sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the Products (including all data in the form required under all applicable laws and regulations).

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.6 Reports. Within [***] days following the end of each calendar year during the term of this Agreement, NantKwest shall prepare and deliver to Viracta a written summary report which shall describe the research and development and commercialization activities with respect to the Products during such calendar year.

2.7 Commercialization Efforts. NantKwest will use Commercially Reasonable Efforts to launch the Product in the Territory promptly following the Regulatory Approval in the applicable country. Marketing, distribution and sale of the Product in the Territory shall be the sole responsibility of NantKwest, which shall have the sole right and discretion to make all decisions relating thereto. Following launch of the Product in a country, NantKwest shall use Commercially Reasonable Efforts to market and sell the Product in such country. The efforts of NantKwest’s Affiliates and sublicensees shall be treated as the efforts of NantKwest when evaluating NantKwest’s compliance with the foregoing diligence obligations.

3. INTELLECTUAL PROPERTY OWNERSHIP AND LICENSE GRANTS

3.1 NantKwest Background IP. All right, title and interest in and to the all NantKwest’s Background IP shall be solely owned by NantKwest. Viracta shall not acquire any right, title or interest to NantKwest Background IP pursuant to this Agreement.

3.2 Viracta Background IP. All right, title and interest in and to the Viracta’s Background IP shall be solely owned by Viracta. Subject to the license granted to NantKwest under Section 3.6, NantKwest shall not acquire any right, title or interest to Viracta Background IP pursuant to this Agreement.

3.3 NantKwest NK Cell Therapy IP. Any and all data, ideas, suggestions, discoveries, applications, uses, inventions, technology, know-how, trade secrets and other intellectual property relating primarily to NK Cell Therapy or to Products, that are made or conceived by either party or their employees, agents or contractors (either solely or jointly with others) during the performance of research and development activities conducted under this Agreement (“NantKwest NK Cell Therapy IP”) shall be the property of and owned by NantKwest. All NantKwest NK Cell Therapy IP made or conceived by Viracta and/or its employees, agents or contractors (either solely or jointly with others) shall be promptly and fully disclosed to NantKwest and all right, title and interest therein are hereby assigned and shall be assigned by Viracta to NantKwest without charge to NantKwest. Viracta shall have appropriate contracts with its employees, agents or contractors involved in the research and development activities conducted under this Agreement pursuant to which such personnel shall be obligated to assign their right, title and interest in any NantKwest NK Cell Therapy IP arising from the performance of such activities to Viracta so that

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Viracta can fulfill its obligations to NantKwest hereunder. Viracta further agrees to promptly render such assistance as NantKwest may reasonably require and request in its sole discretion, at NantKwest’s cost, for such assistance: (a) to perfect the foregoing assignments; (b) to help NantKwest fulfill the formal requirements of the United States Patent and Trademark Office and any foreign patent office and the United States Copyright Office and any foreign copyright office in order to perfect NantKwest’s ownership rights in any NantKwest NK Cell Therapy IP; or (c) to provide all information relating to NantKwest NK Cell Therapy IP that is in Viracta’s possession or control in any litigation between NantKwest and any third party concerning any NantKwest NK Cell Therapy IP.

3.4 Viracta Compound IP.

3.4.1 Any and all data, ideas, suggestions, discoveries, applications, uses, inventions, technology, know-how, trade secrets and other intellectual property relating primarily to the Compound, that are made or conceived by either party or their employees, agents or contractors (either solely or jointly with others) during the performance of research and development activities conducted under this Agreement (“Viracta Compound IP”) shall be the property of and owned by Viracta. All Viracta Compound IP made or conceived by NantKwest and/or its employees, agents, contractors or collaborators, including but not limited to all academic, non-profit or governmental contractors or collaborators (either solely or jointly with others) shall be promptly and fully disclosed to Viracta and all right, title and interest therein are hereby assigned and shall be assigned by NantKwest to Viracta without charge to Viracta. NantKwest shall have appropriate contracts with its employees, agents or contractors involved in the performance of the research and development activities conducted under this Agreement pursuant to which such personnel shall be obligated to assign their right, title and interest in any Viracta Compound IP arising from the performance of such activities to NantKwest so that NantKwest can fulfill its obligations to Viracta hereunder. NantKwest further agrees to promptly render such assistance as Viracta may reasonably require and request in its sole discretion, at Viracta’s cost, for such assistance: (a) to perfect the foregoing assignments; (b) to help Viracta fulfill the formal requirements of the United States Patent and Trademark Office and any foreign patent office and the United States Copyright Office and any foreign copyright office in order to perfect Viracta’s ownership rights in any Viracta Compound IP; or (c) to provide all information relating to Viracta Compound IP that is in NantKwest’s possession or control in any litigation between Viracta and any third party concerning any Viracta Compound IP. For clarity, all Viracta Compound IP shall be included as part of the Licensed IP Rights for the purpose of the license grant from Viracta to NantKwest pursuant to Section 3.6.

3.4.2 Viracta shall have the right but not the obligation to file, prosecute and maintain patent application(s) and any resulting patent claiming any Viracta Compound IP at Viracta’s sole expense. Viracta will reasonably consult with NantKwest regarding the patent filing strategy for the Viracta Compound IP prior to prosecution thereof, by providing NantKwest a reasonable opportunity to review and comment on all

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

proposed submissions to any patent office before submission. If Viracta elects not to file any patent application claiming any Viracta Compound IP or otherwise abandon the prosecution and maintenance of any patent application or patent claiming any Viracta Compound IP, then (i) Viracta shall provide NantKwest with reasonable notice of such decision so as to permit NantKwest to decide whether to assume such responsibilities (such notice shall, to the extent reasonably feasible for Viracta, be given no later than [***] days prior to the next deadline to take any necessary action with the relevant patent office); and (ii) NantKwest shall have the right but not the obligation to control the filing, prosecution and maintenance of such patent application or patent on such Viracta Compound IP, at NantKwest’s expense.

3.5 Other Developed IP. Ownership of any and all data, ideas, suggestions, discoveries, applications, uses, inventions, technology, know-how, trade secrets and other intellectual property made or conceived by both parties in conjunction with one another, or their employees, agents or contractors, during the performance of research and development activities conducted under this Agreement, excluding NantKwest NK Cell Therapy IP and Viracta Compound IP (“Other Developed IP”) shall be determined in accordance with US law of inventorship.

3.6 License to NantKwest of Licensed IP Rights.

3.6.1 Viracta hereby grants to NantKwest and its Affiliates an exclusive license (including the right to grant sublicenses through one or more multiple tiers) under the Licensed IP Rights to conduct research and to develop, make, have made, use, offer for sale, sell, have sold, import and otherwise exploit Products in the Territory. During the term of this Agreement, neither Viracta nor any of its Affiliates will enter into any agreement or otherwise license, grant, assign, transfer, convey or otherwise encumber or dispose any right, title or interest in, to or under any of the Licensed IP Rights, which agreement, license, grant, assignment, transfer, conveyance, encumbrance or disposition would conflict with the rights granted to NantKwest and its Affiliates hereunder.

3.6.2 Notwithstanding Section 3.6. l, NantKwest agrees that except as expressly provided in Section 7.5, Viracta shall have the sole right to manufacture or have manufactured the Compound to be sold as part of the Product, and that NantKwest shall not exercise its rights under Section 3.6.1 to make and have made the Compound except as expressly provided in Section 7.5.

3.6.3 For the abundance of clarity, Viracta reserves all rights, title and interest in the Licensed IP Rights and Viracta Compound IP outside of the Combination Therapy Field for all purposes, including without limitation all rights to exploit or have exploited the Compound in combination with other treatment modalities, including combinations with checkpoint inhibitors or other immuno-modulatory drugs, and other adoptive cell therapies, so long as such combinations do not include or are not designed for the treatment of human patients with sequential or concurrent administration of the Compound and NK Cell Therapy.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4. ROYALTIES AND MILESTONE PAYMENTS

4.1 Royalty. In consideration for the license granted to NantKwest herein, during the Royalty Term, NantKwest shall pay royalties to Viracta on Net Sales of Products during each calendar year by NantKwest, its Affiliates and sublicensees in the Territory as follows:

4.1.1 For calendar years with annual Net Sales of Products [***].

(a) [***]% of [***];

(b) [***]% of [***]; and

(c) [***]% of [***].

4.1.2 For calendar with annual Net Sales of Product of [***]:

(a) [***]% of [***];

(b) [***]% of [***]; and

(c) [***]% of [***].

Royalties will be payable on an annual basis; any such payments shall be made within [***] days after the end of the calendar year during which the applicable Net Sales occurred.

4.2 Milestone Payments. As additional consideration for the license granted to NantKwest under the Agreement, NantKwest shall pay Viracta the following milestone payments upon the first occurrence of each milestone event set forth below:

(a) $[***] upon [***];

(b) $[***] upon [***];

(c) $[***] upon [***];

(d) $[***] upon [***];

(e) $[***] upon [***]; and

(f) $[***] upon [***] .

Each milestone payment owing by NantKwest to Viracta pursuant to this Section 4.2 shall be payable by NantKwest within [***] days following the achievement of the corresponding milestone event

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5. ROYALTY REPORTS AND ACCOUNTING

5.1 Royalty Reports. During the term of this Agreement following the First Commercial Sale of a Product, NantKwest shall furnish to Viracta an annual written report showing in reasonably specific detail the calculation of royalties owing for the reporting period. With respect to sales of Products invoiced in United States dollars, all amounts shall be expressed in United States dollars. With respect to sales of Products invoiced in a currency other than United States dollars, all amounts shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar year. Reports shall be due on the ninetieth (90th) day following the close of each calendar year. NantKwest shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.2 Audits.

5.2.l Upon the written request of Viracta and not more than once in each calendar year, NantKwest shall permit an independent certified public accounting firm of nationally recognized standing selected by Viracta and reasonably acceptable to NantKwest, at Viracta’s expense, to have access during normal business hours to such of the records of NantKwest as may be reasonably necessary to verify the accuracy of the royalty reports for any year ending not more than [***] months prior to the date of such request. The accounting firm shall disclose to Viracta only whether or not the reports are correct and the amount of any discrepancies. No other information shall be shared.

5.2.2 If such accounting firm concludes that additional royalties were owed during such period, NantKwest shall pay the additional royalties within [***] days of the date Viracta delivers to NantKwest such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Viracta; provided, if the audit correctly discloses that the royalties payable by NantKwest for the audited period are more than [***] of the royalties actually paid for such period, then NantKwest shall pay the reasonable fees and expenses charged by such accounting firm.

5.2.3 The Supply Agreement (as defined in Section 7.2.1) shall contain rights enabling NantKwest to audit the records of Viracta and its contract manufacturer to verify the accuracy of Viracta’s Costs of Goods Sold. Such audit rights shall be substantially similar in scope to those provided in this Section 5.2.

5.3 Confidential Financial Information. Each of Viracta and NantKwest shall treat all financial information subject to review under this Section 5 as confidential, and shall cause its accounting firm to retain all such financial information in confidence under Section 9 below.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6. PAYMENTS

6.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 5.1 above shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

6.2 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Product is sold, NantKwest shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to Viracta’ s account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.3 Withholding Taxes. NantKwest shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by NantKwest, its Affiliates or sublicensees, or any taxes required to be withheld by NantKwest, its Affiliates or sublicensees, to the extent NantKwest, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of Viracta such taxes, levies or charges. NantKwest shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Viracta by NantKwest, its Affiliates or sublicensees. NantKwest promptly shall deliver to Viracta proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

7. MANUFACTURE AND SUPPLY OF COMPOUND

7.1 Viracta Supply Obligations. Except as provided in Section 7.5 below, Viracta shall have the sole right to manufacture, at its own expense, the Compound to be sold as part of the Product, and shall be obligated to supply such Compound in accordance with the provisions of this Section 7 and the Supply Agreement (as defined in Section 7.2.1). Viracta shall take such measures as set forth in the Supply Agreement to facilitate a stable supply of Compound. Viracta shall supply Compound ordered by NantKwest to locations in the Territory conforming to the specifications agreed for the respective jurisdiction, as shall be set out in detail in the Supply Agreement. The transfer price for all Compound supplied by Viracta to NantKwest (including for non-clinical, clinical and commercial Product uses) shall be set at [***] of Viracta’s Cost of Goods Sold therefor.

7.2 Supply Agreement.

7.2.1 Commercial Supply. Subject to Section 7.5 below, Viracta shall be the exclusive supplier of the Compound (including for non-clinical, clinical and commercial Product uses). No more than [***] months after the Effective Date, the parties shall negotiate and execute a supply agreement governing supply of the Compound for commercial sale and of non-clinical and clinical supply (“Supply Agreement”). Terms to be included within the Supply Agreement shall include but not be limited to the following:

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(a) specifications;

(b) procedures regarding contemplated changes to specifications;

(c) packaging requirements;

(d) labels and labelling;

(e) frequency of delivery of demand forecasts by NantKwest;

(f) supply intervals, minimum purchase order quantities, lead times, order timing;

(g) quality control and testing provisions;

(h) shipping terms and insurance coverage;

(i) terms and procedures of recalls;

(j) invoicing and payment terms;

(k) pricing terms as set forth in this Agreement;

(l) audit rights of Cost of Goods Sold, which rights shall be substantially similar in scope as provided in Section 5.2; and

(m) other terms and conditions that are customary and standard in the industry.

7.3 Quality Agreement. Simultaneously with the execution of the Supply Agreement, the Parties shall execute a commercial and clinical quality agreement governing the manufacture by Viracta of the Compound (“Quality Agreement”).

7.4 Non-Clinical and Clinical Supply. Viracta shall be the exclusive supplier of Compound for use for non-clinical and clinical purposes. Promptly after the Effective Date, the parties shall begin good faith discussions regarding the non-clinical and clinical supply of Compound by Viracta to NantKwest. If the Supply Agreement and/or Quality Agreement have not been agreed by the time NantKwest requires supply of Compound for non-clinical and clinical purposes, the parties will negotiate and execute a separate non-clinical and clinical supply agreement governing the non-clinical and clinical supply of the Compound by Viracta and/or a non-clinical and clinical supply quality agreement governing the manufacture by Viracta of such non-clinical and clinical supply and setting forth specifications therefor.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.5 NantKwest Manufacturing. NantKwest shall have the right to manufacture and have manufactured Compound and to offer for sale, sell, use and import Compound solely for use in a Product; provided, that NantKwest shall exercise such rights solely in the event of a Supply Failure. In such event, Viracta shall, at no cost to NantKwest, transfer to NantKwest (and/or its designated Affiliates or Third Parties) all manufacturing know-how owned or controlled by Viracta, as may be reasonably useful and/or necessary for NantKwest to establish and validate commercial scale manufacturing capabilities for the Compound.

8. REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each party hereby represents and warrants to the other party as follows:

8.1. l Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

8.1.2 Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

8.1.3 No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

8.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

8.2 Additional Viracta Representations and Warranties. In addition, Viracta hereby represents and warrants to NantKwest that:

8.2.l Each item of the Licensed Patent Rights (a) to Viracta’ s knowledge, is valid, subsisting and in full force and effect, (b) except as indicated on Exhibit B, has not been abandoned or passed into the public domain and (c) is free and clear of any liens or encumbrances.

8.2.2 Viracta has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Licensed IP Rights to any Person.

8.2.3 Viracta owns or controls the Licensed IP Rights and has all rights necessary to grant the licenses to NantKwest hereunder.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.2.4 No patent application or registration within the Licensed Patent Rights is the subject of any pending interference, opposition, cancellation or patent protest pursuant to 37 C.F.R. §1.291.

8.2.5 No Person has made any claim or allegation to Viracta or its Affiliates in writing that such Person has any right or interest in, to or under the Licensed IP Rights.

8.2.6 Viracta has no knowledge of any facts, circumstances or information that (a) would render any Licensed Patent Right invalid or unenforceable or

(b) would adversely affect any pending application for any Licensed Patent Right.

8.2.7 Viracta has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Licensed Patent Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Licensed Patent Right. All necessary registration, maintenance and renewal fees in connection with each item of the Licensed Patent Rights have been paid and all necessary documents and certificates in connection with such Licensed Patent Rights have been filed with the relevant patent or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Licensed Patent Rights.

8.2.8 To the knowledge of Viracta, no claim or litigation has been brought or threatened by any Third Party alleging that (x) the Licensed Patent Rights are invalid or unenforceable or (y) the manufacture, sale, offer for sale, importation or exploitation of the Compound and/or any subject matter covered by the Licensed IP Rights infringe or misappropriate or would infringe or misappropriate any right of any Third Party.

9. CONFIDENTIALITY

9.1 Confidentiality Obligations. Recipient shall keep and hold Confidential Information of Discloser in strictest confidence, and shall not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties under this Agreement, without Discloser’s prior written consent. Recipient shall not disclose any such Confidential Information to any person or entity without Discloser’s prior written consent, except to its employees or consultants, as necessary for purposes of performing Recipient’s duties hereunder, under the terms and conditions no less protective of the Confidential Information than the terms and conditions of this Section 9. The obligations of confidentiality under this Article 9 shall last until the applicable Confidential Information is no longer secret and confidential or until one of the exceptions in Section 1.7 applies to such Confidential Information, whichever occurs first.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.2 Permitted Disclosures. Notwithstanding anything herein to the contrary, Recipient may disclose Confidential Information of Discloser to the extent necessary to: (a) comply with an applicable law, regulation of a governmental agency or order of a court of competent jurisdiction, (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a Product or (c) prosecute or defend litigation; provided that if Recipient is required by law or regulation to make any such disclosure of Discloser’s Confidential Information, it will give reasonable advance notice to Discloser of such disclosure requirement and will use commercially reasonable efforts to assist such Discloser to secure a protective order or confidential treatment of the Confidential Information required to be disclosed. In addition, notwithstanding anything herein to the contrary, Recipient may disclose Discloser’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances: (i) in order for it to reasonably fulfill its obligations herein and to conduct its ordinary course of business, to its subcontractors, vendors, outside legal counsel, accountants and auditors under obligations of confidentiality substantially similar in scope to the confidentiality obligations herein; (ii) in connection with prosecuting and enforcing intellectual property rights in connection with Recipient’s rights and obligations pursuant to this Agreement; and (iii) in connection with exercising its rights hereunder, to its Affiliates, potential and future collaborators (including sublicensees, potential and permitted acquirers or assignees and potential investment bankers, investors and lenders);

9.3 Confidential Terms. Each of the parties agrees not to disclose to any third party the terms and conditions of this Agreement without the prior approval of the other party, except to advisors (including financial advisors, attorneys and accountants), potential and existing investors, and others on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, or to the extent required by applicable law.

9.4 SEC or Similar Filings. Either party may disclose the terms of this Agreement and events related to the development or commercialization of Products to the extent reasonably required to comply with applicable laws, rules and regulations, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission comparable foreign regulator and self-regulatory organizations (such as securities exchanges). Subject to the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 9.4, the Parties will reasonably consult with one another on the terms of this Agreement to be redacted in making any such disclosure the disclosing Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement, or such terms, as may be reasonably and timely requested by the other Party.

9.5 Publications. Subject to the provisions of this Sections 9.5, NantKwest shall have the right to publish with respect to the Products, and to make scientific presentations with respect to the Products. Except as required by law or court order, for any proposed publication or presentation regarding the Products, NantKwest: (i) shall transmit a copy of the proposed publication for review and comment to the Viracta at least [***] days prior to the submission of such publication to a Third Party; (ii) shall postpone such publication for up to an additional [***] days upon the reasonable request of Viracta to allow the consideration of appropriate patent applications or other protection to be filed; and (iii) upon request of Viracta shall remove all Confidential Information of Viracta.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.6 Attorney-Client Privilege. Neither party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Recipient, regardless of whether Discloser has asserted, or is or may be entitled to assert, such privileges and protections. The parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

9.7 Injunctive Relief Authorized. Each party as a Recipient acknowledges and agrees that (a) the Confidential Information of Discloser is of a special, unique, unusual, extraordinary and intellectual character; (b) the unauthorized use or disclosure of any Confidential Information of Discloser would constitute a material breach of this Agreement; (c) the interests of Discloser in and to the Confidential Information would be irreparably injured by the unauthorized use or disclosure of such information; and (d) money damages would not be sufficient to compensate Discloser for any such unauthorized use or disclosure. Accordingly, Recipient agrees that, in addition to any other remedies available to Discloser at law, in equity or under this Agreement, Discloser shall be entitled to seek specific performance, injunctive relief and other equitable relief to prevent any actual or threatened use or disclosure of the Confidential Information of Discloser without obligation to post any bond.

10. PATENTS

10.1 Prosecution and Maintenance. Viracta shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of the Licensed Patent Rights. Viracta shall give NantKwest an opportunity to review and comment on the text of each patent application within the Licensed Patent Rights before filing, and shall provide NantKwest with a copy of such patent application as filed, together with notice of its filing date and serial number. If Viracta elects not to file any patent application claiming any Licensed Patent Rights or otherwise abandon the prosecution and maintenance of any patent application or patent claiming any Licensed Patent Rights, then (a) Viracta shall provide NantKwest with reasonable notice of such decision so as to permit NantKwest to decide whether to assume such responsibilities (such notice shall, to the extent reasonably feasible for Viracta, be given no later than [***] days prior to the next deadline to take any necessary action with the relevant patent office); and (b) NantKwest shall have the right but not the obligation to control the filing, prosecution and maintenance of such patent application or patent on such Licensed Patent Rights, at NantKwest’s expense.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

l 0.2 Enforcement.

10.2.1 Each party shall notify the other party of any infringement in the Territory known to such party of any Licensed Patent Rights and shall provide the other party with the available evidence, if any, of such infringement.

10.2.2 NantKwest, at its sole expense, shall have the right to determine the appropriate course of action to enforce the Licensed Patent Rights or otherwise abate the infringement thereof in the Combination Therapy Field, to take (or refrain from taking) appropriate action to enforce the Licensed Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Licensed Patent Rights, and shall consider, in good faith, the interests of Viracta in so doing. If NantKwest does not, within [***] days of receipt of notice from Viracta under Section l0.2.1, abate the infringement or file suit to enforce the Licensed Patent Rights against at least one infringing party in the Combination Therapy Field, Viracta shall have the right to take whatever action it deems appropriate to enforce the Licensed Patent Rights in the Combination Therapy Field; provided, however, that, within [***] days after receipt of notice of Viracta’s intent to file such suit, NantKwest shall have the right to jointly prosecute such suit and to fund up to one-half(1⁄2) the costs of such suit. Viracta and NantKwest shall reasonably cooperate with each other in the planning and execution of any action to enforce the Licensed Patent Rights in the Combination Therapy Field. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party.

l 0.2.3 All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights in the Combination Therapy Field shall be first used to reimburse each party for its costs and expenses incurred in connection with such suit, and the remainder shall be allocated as follows: (a) for any suit initiated and prosecuted by NantKwest, the remainder shall be deemed Net Sales and allocated in accordance with Section 4.1, and (b) for any suit initiated and prosecuted by Viracta, the remainder shall be retained in full by Viracta.

11. TERMINATION

11.1 Expiration. Subject to the provisions of Sections 11.2 and 11.3 below, this Agreement shall expire on the expiration of NantKwest’s obligation to pay royalties to Viracta under Section 4.1 above. Upon expiration of the Royalty Term, on a country-by-country basis, the licenses granted to NantKwest by Viracta under this Agreement shall be fully paid-up and irrevocable in the applicable countries.

11.2 Termination by NantKwest. NantKwest may terminate this Agreement, in its sole discretion, in whole or on a Product-by-Product and/or country-by-country basis, at any time upon ninety (90) days prior written notice to Viracta.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.3 Termination for Cause. Except as otherwise provided in Section 13.8, a party will have the right to terminate this Agreement in full upon delivery of written notice to the other party in the event of any material breach by the other party of any terms and conditions of this Agreement, provided, that such termination will not be effective if such breach has been cured within [***] days after written notice thereof is given by the non-breaching party to the breaching party specifying in reasonable detail the nature of the alleged breach; provided further, however, that if the material breach is not reasonably capable of being cured within the ninety (90)-day cure period, and if the breaching party (a) proposes within such ninety (90)-day period a written plan to cure such breach and (b) makes good faith efforts to cure such default and to implement such written cure plan, then, until the first anniversary of receipt of notice of termination, the non-breaching party may not terminate this Agreement for so long as the breaching party is diligently pursuing such cure in accordance with such plan.

11.4 Termination for Bankruptcy. Either party may terminate this Agreement if, at any time, the other party shall (i) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that party or of its assets, (ii) propose a written agreement of composition or extension of its debts, (iii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed within sixty (60) days after the filing thereof, (iv) propose or be a party to any dissolution or liquidation, (v) make an assignment for the benefit of its creditors or (vi) admit in writing its inability generally to meet its obligations as they fall due in the general course.

11.5 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 1, 3.1 through 3.4.1, 3.5, 5.2, 5.3, 9, l 1.5, 12 and 13 shall survive the expiration or termination of this Agreement. If termination is only with respect to a particular Product or a particular country, then termination will only apply with respect to such Product or such country, and this Agreement shall continue with respect to the non--terminated Products or countries (including NantKwest’s right to develop and/or manufacture Product in a terminated country solely for commercialization in one or more non-terminated countries).

12. INDEMNIFICATION

12.l Indemnification by NantKwest. NantKwest shall defend, indemnify and hold Viracta and its (and its’ Affiliates’) directors, officers, employees and agents harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (collectively, “Losses”) resulting from any claims, demands, actions and other proceedings by any Third Party to the extent resulting from NantKwest’s use of the Licensed IP Rights under this Agreement except to the extent such Losses are covered by Viracta’s indemnification obligations under Section 12.2 below.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.2 Indemnification by Viracta. Viracta shall defend, indemnify and hold NantKwest and its (and its’ Affiliates’) directors, officers, employees and agents harmless from all Losses to the extent resulting from any claims, demands, actions and other proceedings by any Third Party to the extent resulting from (i) the negligence or willful misconduct of Viracta or its Affiliates in connection with its activities under this Agreement or (ii) the material breach of the representations and warranties made hereunder by Viracta or its Affiliates.

12.3 Procedure. The party seeking indemnification (the “Indemnified Party”) promptly shall notify the other party (the “Indemnifying Party”) of any claim, demand, action or other proceeding for which the Indemnified Party intends to claim indemnification. The Indemnifying Party shall have the right to participate in, and to the extent the Indemnifying Party so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that the Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnified Party, if representation of the Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceedings. The indemnity obligations under this Section 12 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnifying Party within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 12 with respect thereto, but the omission so to deliver notice to the Indemnifying Party shall not relieve it of any liability that it may have to the Indemnified Party other than under this Section 12. The Indemnifying Party may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnified Party without the prior express written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 12.

12.4 LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOSE PROFITS OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 12.4 SHALL NOT APPLY WITH RESPECT TO (I) ANY BREACH OF ARTICLE 9 OR (II) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY. NOTHING IN THIS SECTION 12.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 12 WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.

12.5 Insurance. NantKwest shall maintain insurance with respect to the research, development and commercialization of Products by NantKwest in such amount as NantKwest customarily maintains with respect to the research, development and commercialization of its similar products. NantKwest shall maintain such insurance for so long as it continues to research, develop or commercialize any Products, and thereafter for so long as NantKwest customarily maintains insurance covering the research, development or commercialization of its similar products.

13. MISCELLANEOUS

13. l Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing and addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

If to Viracta:	Viracta Therapeutics, Inc.
4747 Executive Drive, Suite 700 San Diego, CA 92121
Attention: Chief Executive Officer

If to NantKwest:	NantKwest, Inc.
9920 Jefferson Blvd. Culver City, CA 90232 Attention: General Counsel

13.2 Assignment. Except as otherwise expressly provided under this Agreement neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder (i) to an Affiliate or (ii) in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 13.2 shall be void.

13.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

13.4 Dispute Resolution. In the event of any claim or controversy between the parties arising out of the circumstances and relationships contemplated by this Agreement, including disputes relating to the validity, construction or interpretation of this Agreement (“Disputes”), the parties’ respective chief executive officers (or their designees) shall promptly attempt to settle such dispute or difference within a period of [***] days. If the chief executive officers of the parties (or their designees) are unable to resolve such Dispute within a period of [***] days, then upon written notice of a party to the other party such Dispute shall be referred for resolution by final, binding arbitration in accordance with the provisions of this Section 13.4. The arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (or any successor entity thereto) (“JAMS”) under its rules of arbitration then in effect, except as modified in this Agreement. The arbitration shall be conducted in the English language, by a single arbitrator. With respect to any Dispute arising under this Agreement, the parties and the arbitrator shall use all reasonable efforts to complete any such arbitration within [***] months from the issuance of notice of a referral of any such Dispute to arbitration. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided that the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the Dispute. The parties agree that the decision of the arbitrator shall be the sole, exclusive and binding remedy between them regarding the Dispute presented to the arbitrator. Any decision of the arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. The arbitration proceedings and the decision of the arbitrator shall not be made public without the mutual consent of the parties and each party shall maintain the confidentiality of such proceedings and decision unless each Party otherwise agrees in writing; provided that a party may make such disclosures as are permitted for Confidential Information under Section 9 above. Unless otherwise mutually agreed upon by the parties, the arbitration proceedings shall be conducted in the County of Los Angeles in the State of California. The parties agree that they shall share equally the cost of the arbitration filing and hearing fees and the cost of the arbitrator and administrative fees of JAMS. Each party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses. Pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of any Dispute, a party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that party.

13.5 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. All express or implied representations, agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement.

13.6 Independent Contractors. Each party hereby acknowledges that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior consent of the other party to do so.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

13.7 Waiver. The waiver by a party of any right hereunder, or of any failure to perform or breach by the other party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other party hereunder whether of a similar nature or otherwise.

13.8 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

13.9 Fees and Expenses. Each party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel).

13.10 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section l O l (35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any party, the non-bankrupt party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt party, unless the bankrupt party elects to continue, and continues, to perform all of its obligations under this Agreement.

13.11 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

13.12 Interpretation. The captions to the Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (i) the word “including,” “includes,” “included,” and “include” shall be deemed to be followed by the phrase “without limitation” or like expression; (ii) the singular shall include the plural and vice versa; (iii) masculine, feminine, and neuter pronouns and expressions shall be interchangeable; (iv)

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement; (v) each reference in this Agreement to a particular Section, appendix, schedule, or exhibit means a Section, appendix, schedule, or exhibit of or to this Agreement, unless another agreement is specified; (vi) “the word “will” shall be construed to have the same meaning and effect as the word “shall”; (vii) “or” is disjunctive but not necessarily exclusive; (viii) references to any party or Person shall include its permitted successors or assigns; and (ix) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; and business days means any day, except Saturday and Sunday, on which commercial banking institutions in Los Angeles, California are open for business. This Agreement has been prepared jointly and shall not be strictly construed against either party.

13.13 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

13.14 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.15 Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed by the parties in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right each party may have, each party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

13.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties have executed this Exclusive License Agreement as of the Effective Date:

VIRACTA THERAPEUTICS, INC.

By:	/s/ Ivor Royston
Title:	President & CEO

NANTKWEST, INC.

By:	/s/ Barry Simon
Title:	President & COO

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A LICENSED KNOW-HOW RIGHTS

[***]

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT B LICENSED PATENT RIGHTS

[***]

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

FIRST AMENDMENT TO LICENSE AGREEMENT

THIS FIRST AMENDMENT TO LICENSE AGREEMENT (this “Amendment”) is made and entered as of November 26, 2018 (“Amendment Effective Date”), by and between VIRACTA THERAPEUTICS, INC., a Delaware corporation (“Viracta”), and NANTKWEST, INC., a Delaware corporation (“NantKwest”).

WHEREAS, Viracta and NantKwest are parties to that certain License Agreement dated as of May1, 2017 (the “Agreement”); and

WHEREAS, Viracta and NantKwest wish to amend the Agreement as set forth below. All capitalized terms used in this Amendment which are not otherwise defined herein shall have the same meanings as set forth in the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Viracta and NantKwest agree as follows:

1. Amendment to Definition of Additional Therapies.

a.	Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

“1.1 “Additional Therapies” shall mean one or more of the following approved or investigational therapies: radiation therapy, chemotherapies, cytokines, vaccines, antibodies and/or other pharmaceutical or biological agents, but expressly excluding antiviral drugs.”

2. Amendment to Definition of NK Cell Therapy.

a.	Section 1.19 of the Agreement is hereby amended and restated to read in its entirety as follows:

“1.19 “NK Cell Therapy” shall mean natural killer cell therapies to treat human diseases, including without limitation NantKwest’s proprietary NK-92 cell line and its derivatives and any human allogeneic, autologous, stem cell and human tissue derived natural killer cell therapies.”

3. No Other Modifications. Except as specifically provided in this Amendment, the terms and conditions of the Agreement remain in full force and effect. No provisions of this Amendment may be modified or amended except expressly in a writing signed by both parties, nor shall any terms be waived except expressly in a writing signed by the Party charged therewith.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment as of the Amendment Effective Date.

VIRACTA THERAPEUTICS, INC.		NANTKWEST, INC.

By:	/s/ David Slack	By:	/s/ Steven Yang
Name:	David Slack	Name:	Steven Yang
Title:	Chief Business Officer	Title:	General Counsel

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.